EXHIBIT 7.2

SECURITIES REPURCHASE AGREEMENT

December 10, 2008

Mr. R Muller

Trafelet Capital Management, LP

590 Madison Avenue

39th Floor

New York

NY 10022

Attention:	Mr. R Muller

CFO

BY email

Dear Mr. R Muller,

You are the Chief Financial Officer of Trafelet Capital Management, LP, a Delaware limited partnership ("Trafelet") which acts as the investment manager with full discretionary investment management authority pursuant to investment management agreements over: Delta Offshore Master, Ltd., a Cayman corporation; Delta Institutional, LP, a Delaware limited partnership; Delta Onshore, LP, a Delaware limited partnership; and Delta Pleiades, LP, a Delaware limited partnership (each a "Seller"). You have approached Electronic Game Card Inc., a Nevada corporation (the "Company"), without any solicitation or invitation whatsoever by the Company, any of its affiliates, or anyone acting on behalf of any of them, and asked that the Company repurchase from the Sellers 2,851,686 shares (the "Shares") of common stock of the Company, par value $0.001 per share, and 960,000 warrants (the "Warrants") to purchase 960,000 shares, in the aggregate, of the common stock of the Company, par value $0.001 per share, at an exercise price of $0.50 per share. You have further requested that the Company make this repurchase as promptly as practicable as an accommodation to the Sellers because you and each of the Sellers have independently determined that the Sellers must liquidate investments in various securities in their respective portfolios because of the effect of recent reverses in the market which have affected its overall portfolio and financial position.

A.	Sale and Purchase of Shares and Warrants.

Trafelet and the Sellers hereby urgently request that the Company repurchase the Shares and the Warrants from the Sellers at a price of $0.28 per Share (or $798,472.08 in the aggregate (the "Purchase Price")), together with the Warrants which currently have no value. Trafelet and the Sellers hereby agree that the purchase shall be consummated at the office of the Company, or at such other location as may be mutually agreed upon by Trafelet and the Company, in either case within five (5) business days of the date upon which the Company shall give notice that the conditions to purchase set forth in this letter agreement have been fulfilled to its satisfaction.  At the closing, the Company shall pay the Purchase Price for the Shares and the Warrants to the Seller upon satisfaction of the conditions to purchase by the Company set forth in Article B of this letter agreement.

B.	Conditions to Purchase by the Company.

Trafelet and the Sellers agree that the Company shall not be obligated to close on the purchase of the Shares and the Warrants unless and until each of the following conditions has been fulfilled and the Company shall be satisfied that said conditions have been fulfilled:

1.

As of the date of this letter agreement the representations and warranties of Trafelet and the Sellers set forth in this letter agreement are, and as of the closing of the purchase of the Shares and the Warrants by the Company said representations and warranties shall be, true and correct in all respects and do not and shall not omit to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

2.

Trafelet and the Sellers shall have observed and performed each and every covenant and agreement to be performed by Trafelet or the Sellers pursuant to this letter agreement when and as the same are required to be performed and, in all cases, by the closing.

3.

Trafelet or the Sellers, as applicable, shall have delivered to the Company the certificates evidencing the Shares as well as the certificates evidencing the Warrants, each in due and proper form, with stock powers duly completed in blank and properly executed for transfer of the same to the Company or as the Company may direct, with the appropriate authorized signatures thereupon guaranteed to the extent reasonably required by the Company.

4.

All corporate, shareholder and regulatory actions, consents, votes and approvals, if any, and all notices and filings required to be made with any person or entity, governmental or otherwise, if any, and all other actions necessary and appropriate in order to effect the transactions contemplated by this letter agreement without violation of law, rule, contract, bylaw, articles of incorporation or otherwise, and without breach of any covenant or agreement or causing acceleration or termination of any right, obligation or agreement, shall have been made, taken and completed, and be in full force and effect to the satisfaction of the Company and its counsel.

5.

The Company and the Company's counsel shall be satisfied, in the sole discretion, that all other matters are legally appropriate in connection with the transactions contemplated by this letter agreement.

C.	Seller's Representations and Warranties.

The following representations and covenants are made by Trafelet on its own behalf and on behalf of each of the Sellers in order to induce the Company to execute and perform this letter agreement:

1.

As of the date of this letter agreement the representations and warranties of Trafelet and each Seller set forth in this letter agreement are, and as of the closing of the purchase of the Shares and the Warrants by the Company said representations and warranties shall be, true and correct in all respects and do not and shall not omit to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

2.

Trafelet and each Seller shall have observed and performed each and every covenant and agreement to be performed by Trafelet or each Seller pursuant to this letter agreement when and as the same are required to be performed and, in all cases, by the closing.

3.

Trafelet and each Seller is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and the office of Trafelet in which its investment decision was made on behalf of each Seller is located at the address of Trafelet set forth on the first page of this letter agreement.

4.

Trafelet, on behalf of each Seller, has the requisite power and authority to enter into and perform this letter agreement. The execution, delivery and performance of this letter agreement by Trafelet, and the consummation by Trafelet and each Seller of the transactions contemplated hereby, have been duly authorized by all necessary corporate or partnership or other entity action, and no further consent or authorization of Trafelet or any Seller, or any of their respective Boards of Directors, stockholders, partners, members, or any other person or entity is required by law, regulation, contract or otherwise. This letter agreement has been duly authorized, executed and delivered by Trafelet on behalf of itself and each of the Sellers and constitutes, or shall constitute when executed and delivered, a legal, valid and binding obligation of Trafelet and each Seller enforceable against each of them in accordance with the terms thereof.

5.

The execution, delivery and performance of this letter agreement and the consummation by Trafelet and the Sellers of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of the charter documents or bylaws or other organizational documents of any of them or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which any of them is a party or by which any of their respective properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to any of them or their respective properties. Neither Trafelet or any Seller is required, to obtain any consent, authorization or order of, or make any filing or registration with, any court on governmental agency in order for any of them to execute, deliver or perform any of their respective obligations under this Agreement.

6.

The Sellers are the sole record and beneficial owners of the Shares and the Warrants, and no other person or entity has any voting or dispositive or other interest in the Shares or the Warrants or any of them.

7.

At the closing, Trafelet or the Sellers, as applicable, shall transfer good and valid title to, and all ownership in the Shares and the Warrants to be Company, free and clear of any lien or encumbrance or claim whatsoever by or through any Seller or any other person or entity.

8.

Trafelet, on behalf of itself and each Seller, has been afforded access to whatever information about the Company, its management, its business, its financial condition and results, its capitalization, its assets and its prospects as Trafelet has requested, and the opportunity to ask questions as it has deemed necessary or appropriate. Trafelet, on behalf of itself and each Seller, represents and warrants that the same is sufficient for it to evaluate the merits and risks inherent in the transaction contemplated by this letter agreement. Trafelet, on behalf of itself and each Seller, has conducted its own analysis of the Company in order to evaluate the merits and risks inherent in the transactions contemplated by this letter agreement.

9.

Trafelet, on behalf of itself and each Seller, acknowledges and agrees that the Company has advised it that the Company has certain material non-public information which has not been disclosed to any person or entity outside the Company as of the date of this letter agreement.

10.

Each Seller is an "accredited investor", as such term is defined in Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, is experienced in investments and business matters, is in the business of purchasing and selling securities of United States publicly-owned companies and other securities, and has such knowledge and experience in financial, tax and other business matters as to enable the Seller to determine which information it should request and evaluate concerning the Company and to utilize the same in order to evaluate the merits and risks of and to make an informed investment decision with respect to the transactions contemplated by this letter agreement.

E.	Miscellaneous.
1.

Trafelet, on its own behalf and on behalf of each Seller agrees to indemnify and hold harmless the Company and its affiliates from any liability, loss, cost, damage and expense (including, without limitation, the reasonable costs of litigation and attorneys' fees) arising out of, resulting from, or in any way related to the breach of any representation, warranty, covenant or agreement of Trafelet and/or each Seller set forth in this letter agreement.

2.

This letter agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties. Neither the Company nor Trafelet, whether on its own behalf or on behalf of any Seller, have relied on any representations not contained or referred to in this letter agreement and the documents delivered herewith. No right or obligation of Trafelet or any Seller under this letter agreement shall be assigned without prior notice to and the written consent of the Company (although the Company may assign its rights).

3.

This letter agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This letter agreement may be executed by facsimile signature and delivered by facsimile transmission.

4.	This letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.
5.

Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Nevada located in the City of Las Vegas or in the federal courts located in the State of Nevada and City of Las Vegas. Subject to the foregoing, the parties to this letter agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this letter agreement and other agreements referred to herein or delivered in connection herewith agree to submit to the in personam jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

6.

In the event that any provision of this letter agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law-shall not affect the validity or enforceability of any other provision of any agreement.

Very truly yours,

Trafelet Capital Management, LP,

on behalf of itself and each of the Sellers

By: /s/ Rick Muller

Rick Muller

Chief Financial Officer

The foregoing is agreed to and accepted this ___ day of

December, 2008.

Electronic Game Card, Inc.

By: /s/ Linden Boyne

        Linden Boyne

        Chief Financial Officer